John Hancock Life Insurance Company of New York A Stock Company

SUPPLEMENTARY BENEFIT

EXTENDED NO-LAPSE GUARANTEE RIDER

This rider is part of the policy to which it is attached. It takes effect at the same time as your policy. Except where the rider provides otherwise, it is subject to all the provisions of your policy. While this rider is in effect, we reserve the right to restrict availability of certain Investment Accounts, in which case no transfers or payments may be allocated to such restricted Investment Accounts. The Investment Accounts which are available and those which are restricted while this rider is in effect are specified in the allocation section of your application. However, should a transfer be effected in error to a restricted Investment Account, upon discovery of such error, we will notify you accordingly that you have 30 days to re-allocate the subject funds out of the restricted Investment Account into an available Investment Account. If you fail to make a corrective re-allocation, this rider will terminate at the end of such 30 day period.

The Life Insured for this benefit is the same person who is the Life Insured under your policy. If this rider is attached to a survivorship policy, the Lives Insured for this benefit will be the same persons who are the Lives Insured under your policy.

BENEFIT PERIOD

This benefit applies to your policy from the Policy Date of this rider through the end of the Extended No-Lapse Guarantee Period, both as shown in the Policy Specifications section for this rider.

BENEFIT COST

The monthly cost for this benefit is shown in the Policy Specifications section for this rider.

BENEFIT

This benefit extends the No-Lapse Guarantee Period provided by your policy for the Base Face Amount. Provided this benefit is in effect, during the Extended No-Lapse Guarantee Period as shown in the Policy Specifications section for this rider, your policy will not go into default with respect to the Base Face Amount provided that the Extended No-Lapse Guarantee Cumulative Premium Test described below is satisfied. However, this benefit will not prevent your policy from going into default if the Policy Debt is greater than zero and exceeds the Policy Value. At the end of the Extended No-Lapse Guarantee Period, the Net Cash Surrender Value may be insufficient to keep this policy in force and an additional payment may be required to keep this policy and coverage in force.

EXTENDED NO-LAPSE GUARANTEE CUMULATIVE PREMIUM TEST

The Extended No-Lapse Guarantee Cumulative Premium Test will be performed on any Processing Date during the Extended No-Lapse Guarantee Period that your policy would otherwise be in default with respect to the Base Face Amount in the absence of this rider. Your policy will satisfy this test if the sum of the premiums received under the policy, plus any accumulated Extended No-Lapse Guarantee Premium Credits as described in the section below, less any Policy Debt and less any withdrawals taken from the policy on or before the date of any test, is equal to or greater than the sum of the monthly Extended No-Lapse Guarantee Premiums calculated from the Policy Date shown in the Policy Specifications section of this rider to the date of the test. The Extended No-Lapse Guarantee Premium is shown as an annualized amount in the Policy Specifications section for this rider. The monthly Extended No-Lapse Guarantee Premium used in this calculation is one-twelfth of this annualized amount.

12ENLGR	1	NY

EXTENDED NO-LAPSE GUARANTEE PREMIUM CREDITS

An Extended No-Lapse Guarantee Premium Credit will be established on any Processing Date on which the sum of the premiums received under the policy less any currently outstanding Policy Debt and less any withdrawals taken from the policy on or before that date, exceeds the Extended No-Lapse Guarantee Premium Credit Threshold Value. To determine the amount of the Extended No-Lapse Guarantee Premium Credit on that date any such excess amount is added to any Extended No-Lapse Guarantee Premium Credits previously established, with the sum of these multiplied by the Extended No-Lapse Guarantee Premium Credit Factor shown in the Policy Specifications section for this rider.

The Extended No-Lapse Guarantee Premium Credit Threshold Value referred to above is equal to the Extended No-Lapse Guarantee Premium Credit Threshold Factor as shown in the Policy Specifications section for this rider, multiplied by the sum of the annual Extended No-Lapse Guarantee Premiums shown in the Policy Specifications section for this rider calculated from the Policy Date shown in Section 1 of the policy to the date of the test. The Extended No-Lapse Guarantee Premium Credit is not applied to your Policy Value. It is only used in determining whether the above Extended No-Lapse Guarantee Cumulative Premium Test has been satisfied.

POLICY CHANGES

The Extended No-Lapse Guarantee Premium, Extended No-Lapse Guarantee Premium Credit Factor and Extended No-Lapse Guarantee Premium Credit Threshold Factor may change if any of the following occur under your policy:

(a)	a supplementary benefit rider is added, terminated, or changed (including any change in its cost or the expiration thereof);

(b)	the Death Benefit Option is changed;

(c)	a decrease in the Base Face Amount or in any Supplemental Face Amount;

(d)	a change in the Life Insured’s Risk Classification, or if applicable, Additional Rating (or if this rider is attached to a survivorship policy, a change in either Lives Insured’s Risk Classification, or if applicable, Additional Rating).

We will inform you of any change to the Extended No-Lapse Guarantee Premium, Extended No-Lapse Guarantee Premium Credit Factor and Extended No-Lapse Guarantee Premium Credit Threshold Factor resulting from any of the above policy changes. Changes to the Extended No-Lapse Guarantee Premium, Extended No-Lapse Guarantee Premium Credit Factor or Extended No-Lapse Guarantee Premium Credit Threshold Factor will be made prospectively, effective from the date of the policy change. However, for the purpose of performing the Extended No-Lapse Guarantee Cumulative Premium Test during the Extended No-Lapse Guarantee Period, we will use the Extended No-Lapse Guarantee Premiums, Extended No-Lapse Guarantee Premium Credit Factor and Extended No-Lapse Guarantee Premium Credit Threshold Factor previously in effect up to the date of the policy change. For the purpose of performing the Extended No-Lapse Guarantee Cumulative Premium Test, we will use any Extended No-Lapse Guarantee Premium Credit previously in effect up to the date of the policy change.

12ENLGR	2	NY

GRACE PERIOD

The Grace Period provision of the policy applies to this rider as well. However, while this rider is in effect, if the policy is in the Extended No-Lapse Guarantee Period and the Extended No-Lapse Guarantee Cumulative Premium Test has been satisfied, then the Base Face Amount will remain in effect, but any Supplemental Face Amount and any supplementary benefit riders (unless otherwise stated therein) will be subject to termination. The amount required to maintain in effect any Supplemental Face Amount and any applicable supplementary benefit riders is equal to the Default Payment specified in the Grace Period provision of the policy. If a payment at least equal to the Default Payment is not received by the end of the Grace Period, then any Supplemental Face Amount, and any supplementary benefit riders (unless otherwise stated therein), will cease to be in effect and will be terminated from the policy.

Failure to Meet the Extended No-Lapse Guarantee Cumulative Premium Test

If the policy is in the Extended No-Lapse Guarantee Period, and the Extended No-Lapse Guarantee Cumulative Premium Test has not been satisfied, then the Base Face Amount, any Supplemental Face Amount, and any supplementary benefit riders will go into default, as described in the Grace Period provision of the policy. The Grace Period Duration and Default Payment provisions described in the policy will apply. In lieu of the Default Payment, however, you may pay the amount required to satisfy the Extended No-Lapse Guarantee Cumulative Premium Test as of the date of default, plus the Extended No-Lapse Guarantee Premium for the next three Policy Months in which case the Base Face Amount will remain in effect, but any Supplemental Face Amount and any supplementary benefit riders (unless otherwise stated therein) will terminate as of the end of the Grace Period.

TERMINATION

This rider terminates at the earliest of:

(a)	the end of the Extended No-Lapse Guarantee Period shown in the Policy Specifications section for this rider;

(b)	the end of the 30 day period from the date we notify you of discovery that a transfer was effected in error to a restricted Investment Account and you do not re-allocate the subject funds out of the restricted Investment Account into an available Investment Account;

(c)	the date we approve your Written Request to increase the Base Face Amount or Supplemental Face Amount under the policy, if applicable;

(d)	the date your policy terminates;

(e)	the date we receive your Written Request for termination of this rider.

This rider cannot be reinstated after it terminates.

Signed for the Company by:

12ENLGR	3	NY

1. POLICY SPECIFICATIONS (continued) – Policy [12 345 678]

SUPPLEMENTARY BENEFITS

Benefit	Extended No-Lapse Guarantee Rider

Life Insured [Lives Insured] Details	Life Insured’s Name [Lives Insured Names], Age, [Sex] Risk Classification and Additional Rating (if applicable) are shown elsewhere in the Policy Specifications

Policy Date	[May 1, 2012]

Extended No-Lapse
Guarantee Period

Next [35] Policy Years following the

No-Lapse Guarantee Period applicable to the base policy Base Face

Amount, until the Life Insured reaches Age [90]

[until the younger of the Lives Insured reaches Age [90] or would have reached Age [90] if living]

Extended No-Lapse Guarantee Premium	$[4,015.35]

Extended No-Lapse Guarantee Premium Credit Factor	[0.0032737]

Extended No-Lapse Guarantee Premium Credit Threshold Factor	[1.35]

Monthly Benefit Cost	$[24.00]

12ENLGR-S	NY